Exhibit 99.1

LANDRY’S RESTAURANTS, INC. (“LNY”/NYSE) REPORTS FIRST QUARTER 2010 RESULTS

Houston, Texas (May 10, 2010)

Landry’s Restaurants, Inc. (NYSE: LNY - News; the “Company”), today announced its results for the first quarter ended March 31, 2010.

Revenues from continuing operations for the three months ended March 31, 2010, totaled $258.7 million, as compared to $256.3 million a year earlier. Revenues from the restaurant and hospitality group were $199.2 million and $200.3 million for the first quarter of 2010 and 2009, respectively and $59.5 million and $56.0 million for the same periods from the Golden Nugget properties. Income from continuing operations for the quarter was $14.6 million, compared to $7.4 million reported last year. Results for the 2010 first quarter included a gain from the repurchase of a portion of the Golden Nugget debt and from receipt of certain insurance proceeds, while the corresponding period in 2009 included reduced rent expense from a one time lease termination payment and a gain on insurance proceeds partially offset by an expense for call premiums arising from the Company’s successful refinancing in February 2009. In addition, the 2010 first quarter included a non-cash loss on the value of interest rate swaps not designated as hedges as compared to a gain during the same period in 2009. A summary of discrete items impacting the comparability between 2010 and 2009 results, net of tax is provided below.

	Three months ended March 31,
	2010	2009
Income from continuing operations	$14,586	$7,354
(Gain) on debt repurchase	(21,449)	—
(Gain) on insurance proceeds	(805)	(2,264)
(Gain) on lease termination	—	(4,875)
(Gain)/loss on interest rate swaps	6,528	(276)
Call premiums for refinancing	—	2,582

Adjusted Income (loss) from continuing operations	(1,140)	2,521
Loss from discontinued operations, net	(38)	(51)
Less income attributable to noncontrolling interests	(222)	(230)
Less accretion of redeemable noncontrolling interests	—	(1,065)

Adjusted income available to Landry’s shareholders	$(1,400)	$1,175

Shares outstanding	16,240	16,155
Earnings/(loss) per share	$(0.09)	$0.07

Same store sales for the Company’s restaurants were negative approximately 2% for the quarter. Earnings per share-diluted from continuing operations for the quarter were $0.87, compared to $0.37 reported last year. Excluding the discrete items noted above, earnings (loss) per share would have been ($0.09) for 2010 as compared to $0.07 for the same period in 2009.

Interest expense for the first quarter of 2010 was $29.0 million compared to $24.6 million in the first quarter of 2009 primarily due to higher borrowings associated with construction of the new tower at the Golden Nugget and higher interest rates.

Adjusted EBITDA, as described below, excluding the discrete items noted above for the first quarter of 2010 was $43.8 million comprised of $29.9 million for the restaurant and hospitality group and $13.9 million from gaming operations compared to $45.3 million in the comparable prior year period with $32.9 million from the restaurant and hospitality group and $12.4 million from gaming operations.

Rick Liem, Executive Vice President and CFO stated, “Operating margins from the restaurant and hospitality group suffered somewhat from higher marketing and promotion spend in the face of improving but still negative same store sales for the quarter. Results from the gaming operations reflect higher traffic from the new tower offset by continued competitive pressure, particularly on room rates.”

As a result of the Company’s 2006 sale of the Joe’s Crab Shack concept and closure of certain additional locations, the results of operations for these restaurants are reflected as discontinued operations in the Company’s financial statements. The loss from discontinued operations, net of taxes, for the quarters ended March 31, 2010 and 2009 were not material. Consolidated net income for the quarter was $14.3 million or $0.87 per share – diluted, compared to net income of $6.0 million or $0.37 per share – diluted in the comparable period in 2009.

As previously announced, in April the Company issued an additional $47.0 million face amount of its 11 5/8% Senior Secured Notes due 2015 and received gross proceeds of $49.8 million. The Company also acquired The Oceanaire Inc., (Oceanaire), comprised of the twelve remaining Oceanaire Seafood Room restaurants, in an auction process through the U.S. Bankruptcy Court for a purchase consideration of approximately $23.4 million, assumption of certain working capital liabilities and transaction costs. The results of operations for these restaurants will be included in the Company’s financial statements beginning April 30, 2010.

The Company’s continuing operations include restaurants primarily under the trade names Landry’s Seafood House, Chart House, Rainforest Cafe, Saltgrass Steak House, The Oceanaire Seafood Room, and the Signature Group as well as other businesses including hotels, marinas, amusements, retail and the Golden Nugget Hotels and Casinos in Las Vegas and Laughlin, Nevada.

Adjusted EBITDA is not a generally accepted accounting principles (“GAAP”) measurement. The Company defines Adjusted EBITDA as earnings from continuing operations before interest income and expense, taxes, depreciation, amortization, asset impairment expenses, gains on debt extinguishment; non-cash gain or loss on interest rate swaps not deemed hedges, non-recurring items and non-cash stock based compensation expenses, and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the restaurant and gaming industry. Adjusted EBITDA is not intended to be viewed as a source of liquidity or as a cash flow measure as used in the statement of cash flows. Adjusted EBITDA is simply shown above as it is a commonly used non-GAAP valuation statistic and is used by management to evaluate operating performance. In addition, this press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on Landry’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond Landry’s control. A statement containing a projection of revenue, income, earnings per share, same store sales, capital expenditures, or future economic performance, or whether the merger agreement will be consummated are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Mr. Fertitta’s acquisition company; the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger and the impact of litigation related to the merger; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger; the effect of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; acts of war or terrorist incidents or natural or man-made disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions; weather; store management turnover; a weak economy; higher interest rates; and gas prices or negative same store sales. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Landry’s Annual Report on Form 10-K and in Landry’s other filings with the Securities and Exchange Commission (the “SEC”) available at the SEC’s Web site at http://www.sec.gov. Landry’s may not update or revise any forward-looking statements made in this press release.

Contact:	Steven L. Scheinthal	or	Rick H. Liem
	Executive Vice President and General Counsel		Executive Vice President & C.F.O.
	Landry’s Restaurants, Inc.		Landry’s Restaurants, Inc.
	(713) 850-1010		(713) 850-1010
	www.landrysrestaurants.com		www.landrysrestaurants.com

LANDRY’S RESTAURANTS, INC.

CONSOLIDATED INCOME STATEMENTS (000’s except per share amounts)

	FOR THE QUARTER ENDED March 31, 2010		FOR THE QUARTER ENDED March 31, 2009
REVENUES	$258,731	100.0%	$256,290	100.0%
COST OF REVENUES	52,494	20.3%	52,761	20.5%
LABOR	83,603	32.3%	82,811	32.3%
OTHER OPERATING EXPENSES	67,272	26.0%	56,257	22.0%

UNIT LEVEL PROFIT	55,362	21.4%	64,461	25.2%
GENERAL & ADMINISTRATIVE	12,699	4.9%	12,058	4.7%
PRE-OPENING COSTS	93	0.0%	256	0.1%
DEPRECIATION & AMORTIZATION	19,104	7.5%	17,760	6.9%
GAIN ON INSURANCE CLAIMS	(1,238)	-0.5%	(3,483)	-1.4%
LOSS (GAIN) ON DISPOSAL OF ASSETS	(938)	-0.4%	(622)	-0.1%

TOTAL OPERATING INCOME	25,642	9.9%	38,492	15.0%
Interest	29,034		24,615
Other	(22,644)		4,135

OTHER EXPENSE (INCOME)	6,390		28,750

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	19,252		9,742
TAX PROVISION (BENEFIT)	4,666		2,388

INCOME (LOSS) FROM CONTINUING OPERATIONS	14,586		7,354
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAXES	(38)		(51)

NET INCOME (LOSS)	14,548		7,303
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	222		230

NET INCOME (LOSS) ATTRIBUTABLE TO LANDRY’S	$14,326		$7,073
LESS: ACCRETION OF REDEEMABLE NONCONTROLLING INTEREST	—		1,065

NET INCOME (LOSS) AVAILABLE TO LANDRY’S STOCKHOLDERS	$14,326		$6,008

AMOUNTS AVAILABLE TO LANDRY’S STOCKHOLDERS:
EARNINGS (LOSS) PER SHARE - BASIC:
INCOME (LOSS) FROM CONTINUING OPERATIONS	$0.88		$0.37
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	—		—

NET INCOME (LOSS)	0.88		0.37

AVERAGE SHARES	16,240		16,140
EARNINGS (LOSS) PER SHARE - DILUTED:
INCOME (LOSS) FROM CONTINUING OPERATIONS	$0.87		$0.37
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	—		—

NET INCOME (LOSS)	0.87		0.37

AVERAGE SHARES	16,500		16,155
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization):
Net income	$14,548		$7,303
Add back:
Tax provision (benefit)	4,666		2,388
Interest expense, net	29,034		24,615
Depreciation and amortization	19,104		17,760
Swaps	10,043		(425)
Gain on debt buy back	(32,998)		—
Gain on Insurance Claims	(1,238)		(3,483)
Refinancing	—		3,973
Minority interest	(222)		(230)
Stock based compensation	817		948
Lease termination benefit	—		(7,500)
Adjusted EBITDA	$43,754		$45,349

Adjusted EBITDA is not a generally accepted accounting principles (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the restaurant industry. Adjusted EBITDA is not intended to be viewed as a source of liquidity or as a cash flow measure as used in the statement of cash flows. Adjusted EBITDA is simply shown above as it is a commonly used non-GAAP valuation statistic.

LANDRY’S RESTAURANTS, INC.

CONDENSED UNAUDITED BALANCE SHEETS

($ in millions)

	March 31, 2010	December 31, 2009
Cash & equivalents	$38.7	$71.6
Restricted cash	73.2	73.1
Assets related to discontinued operations	2.0	3.0
Other current assets	76.4	85.3

Total current assets	190.3	233.0
Property & equipment, net	1,324.5	1,334.3
Other assets	135.4	132.8

Total assets	$1,650.2	$1,700.1

Current liabilities	$216.3	$216.8
Liabilities related to discontinued operations	1.7	2.9
Long-term debt	994.1	1,064.7
Other non-current	107.5	103.8

Total liabilities	1,319.6	1,388.2
Redeemable noncontrolling interest	10.5	10.3
Total equity	320.1	301.6

Total liabilities & equity	$1,650.2	$1,700.1